Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MEDICAL ACTION INDUSTRIES INC.

Medical Action Industries Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), as it may be amended, hereby certifies as follows:

First, the name of this corporation is Medical Action Industries Inc., under which the corporation was originally incorporated.  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 5, 1987.

Second, this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

Third, this Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation to read in its entirety as follows:

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1. The name of the corporation (which is hereinafter referred to as the “Corporation”) is Medical Action Industries Inc.

2. The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

4. The total number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000, all of which shares shall be common stock having a par value per share of $0.001 (the “Common Stock”).  The holders of the Common Stock (the “Stockholders”) shall be entitled to one vote for each share held and shall be entitled to receive such dividends as may be declared from time to time by the board of directors of the Corporation (the “Board of Directors”).  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Stockholders shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to Stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

5. The affairs, business and property of the Corporation shall be managed and controlled by the Board of Directors.  The number of directors of the Corporation shall not be less than three nor more than eleven, and may be changed from time to time by action of not less than a majority of the members of the Board of Directors then in office.

6. The directors shall be elected at each annual meeting of Stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock cast at such meeting and entitled to vote generally in the election of directors.  Any directors elected shall hold office until the next election and until their successors shall be elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.  Any vacancies in the Board of Directors for any reason and any newly created directorships resulting from any increase in the number of directors shall be filled by the Board of Directors, acting by not less than a majority of the directors then in office, although less than a quorum.

7. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors may be removed with or without cause by the affirmative vote of the Stockholders of a majority of the outstanding shares of Common Stock entitled to vote generally in the election of directors.

8. Nominations for the election of directors may be made by the Board of Directors or by any Stockholder entitled to vote for the election of directors upon advanced written notice.  Except as required in the Bylaws, no election need be by written ballot.

9. Special meetings of the Stockholders may be called by the Board of Directors or Stockholders holding more than a majority of the outstanding shares of Common Stock.

10. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the Stockholders entitled to vote thereon.

11. No person who is or was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article shall not eliminate or limit the liability of a director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date any amendment to the liability of a director becomes effective.  No amendment to or repeal of this Article 11 shall apply to or have any  effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 1st day of October, 2014.

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel & Secretary

[Amended and Restated Certificate of Incorporation]